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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

FORM 4                                            OMB NUMBER  3235-0287

                                                  EXPIRES:    DECEMBER 31, 2001
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE........0.5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

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1.   Name and Address of Reporting Person*

    McCall                          David                   L.
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   (Last)                           (First)             (Middle)

                        c/o Charter Communications, Inc.
                             12405 Powerscourt Drive
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                                    (Street)

  St. Louis                            MO                63131
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

                       Charter Communications, Inc. - CHTR
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3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Year

                                    June 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

              Senior Vice President of Operations-Eastern Division
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Class A  Common Stock                 6/14/02         P              1,000        A     4.50                     D
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Class A Common Stock                  6/27/02         P              1,000        A     3.06                     D
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                                                                                                 44,200(1)
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

     (1) Total number of Class A Common Stock owned at the end of the month includes 26,250 shares restricted stock granted to the reporting person pursuant to the 2001 Stock Incentive Plan which vest in 36 equal monthly installments commencing December 1, 2002, conditioned upon the reporting person continuous employment with Charter Communications, Inc.

     Reminder: Report on a separate line for each class of securities
     beneficially owned directly or indirectly.                           (Over)

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)     (D)  cisable  Date     Title     Shares  5)       4)        4)       4)
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

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

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                 /s/ David L. McCall                July 2, 2002
                                 -------------------------------    ------------
                                 David L. McCall
                                 **Signature of Reporting Person

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